Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces 2010 Fourth Quarter and Annual Results
News Release
Released at 7:30 AM CST
     PLANO, Texas — February 23, 2011 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its fourth quarter and full year 2010 financial and operating results.
     Fourth quarter 2010 net income was $10.4 million, or $0.03 per basic common share, as compared to $3.5 million, or $0.01 per basic common share in the fourth quarter of 2009. Fourth quarter 2010 results included the following unusual or non-cash items:
•	non-cash losses on the change in fair value of derivatives of $129.6 million before taxes,

•	merger and other related expenses associated with the acquisition of Encore Acquisition Company (“Encore”) of $13.0 million before taxes,

•	income of $10.0 million before taxes from early cash settlement of certain 2011 natural gas derivatives contracts terminated in response to the sale of the Haynesville and East Texas natural gas properties in December 2010, and

•	an increase in deferred tax expense resulting from a change in the Company’s statutory tax rate due to asset dispositions and corporate legal entity restructuring ($4.5 million).
     Net income adjusted to exclude these four items would have been approximately $86.9 million, or $0.22 per basic common share in the fourth quarter of 2010, as compared to adjusted net income of $45.8 million, or $0.18 per basic common share in the prior year fourth quarter, after adjustments for changes in the fair value of derivatives and Encore merger related expenses in the 2009 period (see the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (GAAP) to the non-GAAP measure “adjusted net income”).
     The Company reported net income for the full year 2010 of $271.7 million, or $0.73 per basic common share, as compared to a net loss of $75.2 million, or $0.30 per basic common share in 2009. Net income adjusted principally to exclude non-cash gains and losses in the fair value of commodity derivatives, the gain on sale of interests in Genesis and Encore transaction related costs was $229.8 million, or $0.62 per basic common share in 2010, as compared to adjusted net income of $174.0 million, or $0.70 per basic common share in 2009 after adjustment for non-cash fair value commodity derivative gains and losses and other lesser non-recurring items (see the accompanying schedules for a reconciliation of the GAAP measure “net income” to the non-GAAP measure “adjusted net income”).
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2010 was $247.5 million, as compared to adjusted cash flow of $151.7 million in the fourth quarter of 2009. Cash flow provided by operations, the GAAP measure, totaled $263.0 million during the fourth quarter of 2010, as compared to $124.2 million during the fourth quarter of 2009. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter (see the accompanying schedules for a reconciliation of the GAAP measure “net cash flow provided by operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above).

Production
     During the fourth quarter of 2010, the Company’s oil and natural gas production averaged 76,435 barrels of oil equivalent per day (“BOE/d”), compared to 45,012 BOE/d during the fourth quarter of 2009. This 31,423 BOE/d of additional production is primarily attributable to (1) properties acquired in the Encore Merger, which contributed average production of 31,726 BOE/d during the quarter, and (2) tertiary production increasing 4,832 barrels per day (“Bbls/d”) between the two quarters. Offsetting these production increases was a decrease of 5,042 BOE/d due to the December 2009 sale of the Company’s remaining Barnett Shale properties. Excluding the production attributable to the sale in December 2010 of the Haynesville and East Texas natural gas assets and the Company’s ownership interests in Encore Energy Partners (“ENP”), the Company’s adjusted fourth quarter 2010 production would have been 63,712 BOE/d, an increase of 59% over adjusted fourth quarter 2009 production of 39,970 (adjusted to exclude production from the Barnett Shale properties sold in the fourth quarter of 2009). The Company’s Bakken production for the fourth quarter of 2010 averaged 5,193 BOE/d, a 12% increase over third quarter of 2010 Bakken production levels.
     Production from the Company’s tertiary operations averaged 31,139 Bbls/d in the fourth quarter of 2010 and 29,062 Bbls/d for the full year 2010, an 18% increase over the 26,307 Bbls/d average in the fourth quarter of 2009, a 19% increase over 2009’s annual average tertiary production and a 5% sequential increase over average tertiary production in the third quarter of 2010. Strong sequential tertiary production increases were noted at Heidelberg (22%), Brookhaven (11%), Tinsley (10%), Cranfield (22%) and Delhi (38%) over production in the prior quarter.
Review of Financial Results
     The Company’s fourth quarter oil and natural gas revenues, excluding any impact of derivative contracts, increased 93% as compared to revenues in the prior year quarter, as the higher production levels discussed above increased revenues by 70%, while higher commodity prices increased revenues by 23%. Oil and natural gas revenues per barrel of oil equivalent (“BOE”), excluding the impact of any derivative contracts, was 14% higher in the fourth quarter of 2010 than in the fourth quarter of 2009 ($73.04 per BOE as compared to $64.18 per BOE) and was 15% higher when including derivative settlements in the comparative fourth quarters ($73.79 per BOE as compared to $64.27 per BOE).
     On an annual basis, the Company’s oil and natural gas revenues in 2010, excluding any impact of derivative contracts, increased 107% over 2009 levels. Oil and natural gas revenues per BOE, excluding any impact of derivative contracts, were 37% higher in 2010 versus 2009 ($67.37 per BOE as compared to $49.16 per BOE) and were 15% higher when including derivative settlements ($65.81 per BOE as compared to $57.48 per BOE).
     The Company received $15.4 million on its derivative contract settlements in the fourth quarter of 2010, as compared to cash receipts of $0.4 million during the fourth quarter of 2009. Derivative contract settlements received during the fourth quarter of 2010 included $10.0 million received in settlements to terminate certain of the Company’s 2011 natural gas swaps after the sale of the Haynesville and East Texas properties.
     The Company recorded a pre-tax $129.6 million non-cash fair value charge to earnings in the fourth quarter of 2010 due to fair value changes on its commodity and interest rate swap derivative contracts as compared to a pre-tax $59.5 million non-cash fair value loss in the fourth quarter of 2009.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the fourth quarter of 2010 were $3.90 per barrel of oil below NYMEX, a slightly wider differential than in the fourth quarter of 2009 due primarily to the addition of the Encore acquired properties which typically have a higher oil price differential than Denbury’s legacy properties. The Company’s oil price differential in the fourth quarter of 2009 was $3.44 per Bbl below NYMEX, which included a significant amount of Barnett Shale natural gas liquids production that received prices significantly below NYMEX oil prices.

     Lease operating expenses increased 56% on an absolute basis between the two fourth quarters, but decreased 8% on a per BOE basis. The increase on an absolute basis is primarily due to the March 2010 Encore acquisition and further expansion of the Company’s tertiary operations, partially offset by the December 2009 sale of the remaining Barnett Shale properties. When comparing the fourth quarters of 2010 and 2009, the Company’s largest increases in lease operating expenses (excluding the increases associated with the Encore acquisition) were related to CO2 expense and power and utilities as a result of the expansion of tertiary operations. The overall decrease on a per BOE basis was primarily due to those properties which were part of the Encore acquisition generally having a lower operating cost per BOE than Denbury’s legacy properties. Denbury’s tertiary operating expense averaged $22.26 per Bbl in the fourth quarter of 2010, as compared to $22.03 per Bbl in the prior year fourth quarter, and as compared to $22.54 per Bbl in the third quarter of 2010. Production taxes and marketing expenses increased during the fourth quarter of 2010 as compared to fourth quarter of 2009 levels, primarily as a result of higher oil prices and production and the Encore properties which generally have higher production taxes.
     General and administrative (“G&A”) expenses totaled $38.7 million in the fourth quarter of 2010, compared to $27.8 million in the prior year quarter. On a per BOE basis, G&A expense was $5.50 per BOE in the fourth quarter of 2010, compared to $6.78 in the prior year quarter. This decrease in the rate per BOE was primarily attributable to increased production. During the quarter, the Company incurred $13.0 million of transaction and other expenses associated with the Encore acquisition, primarily associated with employee severance. These merger-related fees are included in the Company’s income statement under the caption “Transaction costs and other related to the Encore merger.”
     During the fourth quarter of 2010, the Company capitalized approximately $10.7 million of interest expense as compared to $19.9 million capitalized during the fourth quarter of 2009. The decrease between the two quarters is associated with the first phase of the Green Pipeline project which was placed into service at the end of the second quarter of 2010, at which time interest capitalization on that portion of this capital project ceased. Interest expense, net of the amount capitalized, increased significantly between the respective fourth quarters, due to the higher debt levels in the current year quarter as a result of the Encore merger.
     Depletion, depreciation and amortization (“DD&A”) expense for the fourth quarter of 2010 was $15.87 per BOE as compared to $14.77 per BOE in the prior year quarter. The incremental DD&A per BOE is due primarily to the merger with Encore in March 2010.
     The Company’s income tax provision is based on an estimated statutory rate of approximately 38%. However, the Company’s fourth quarter and full year 2010 effective tax rates were higher, as compared to its estimated statutory rate, due to the recognition of additional deferred tax expense resulting from asset dispositions and a corporate legal entity restructuring that occurred on December 31, 2010 ($4.5 million) and the revaluation of our deferred taxes at the date of the Encore Merger (approximately $10 million). The December 31, 2010 legal entity restructuring provides the Company with various operational efficiencies and other economic benefits that will be realized over time.
2011 Outlook
     Denbury’s capital expenditures budget for 2011 remains at $1.1 billion ($1.2 billion including capitalized interest and tertiary start up costs at Hastings and Oyster Bayou Fields during 2011).
     Phil Rykhoek, Chief Executive Officer, said, “Our fourth quarter production, reserves and financial results were on or ahead of schedule, putting the final touches on an exceptional 2010 for Denbury. We begin 2011 with a strong balance sheet, plenty of liquidity and, to date, strong oil prices. Although not a big factor in the fourth quarter, we also expect to benefit from the strong Light Louisiana Sweet market in the first part of 2011, as we are fortunate to have a significant portion of our crude sales based on that index. Our first seven weeks of 2011 have gotten off to a slightly slower start than we would have liked due to the harsh winter, particularly in the Bakken area, but we expect to recover quickly and believe we will achieve our 2011 targets. We expect another great year as we continue to build on our profitable lower-risk oil platform.”

Conference Call
     The public is invited to listen to the Company’s conference call set for today, February 23, 2011, at 9:00 A.M. CST. The call will be broadcast live over the Internet at the Company’s website: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on the Company’s website for approximately 30 days and will also be available for playback for one month after the call by dialing 800-475-6701 or 320-365-3844 and entering access code 189711.
Annual Meeting
     The Company today announced its 2011 Annual Meeting of Stockholders will be held on Wednesday, May 18th at 3 P.M. CDT, at the Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 31, 2011.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the comparative fourth quarters and annual periods ended December 31, 2010 and December 31, 2009. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	December 31,			Percentage
	2010	2009		Change
Revenues and other income:
Oil sales	485,295	249,273	+	95%
Natural gas sales	28,298	16,494	+	72%
CO2 sales and transportation fees	5,364	3,714	+	44%
Interest income and other	100	1,269	-	92%

Total revenues and other income	519,057	270,750	+	92%

Expenses:
Lease operating expenses	131,192	84,224	+	56%
Production taxes and marketing expenses	36,087	12,047	+	>100%
CO2 discovery and operating expenses	2,675	1,207	+	>100%
General and administrative	38,666	27,800	+	39%
Interest, net	52,883	10,470	+	>100%
Depletion, depreciation, amortization	111,624	61,178	+	82%
Derivatives expense	114,212	59,165	+	93%
Transaction costs and other related to the Encore merger	13,018	8,467	+	54%

Total expenses	500,357	264,558	+	89%

Income before income taxes	18,700	6,192	+	>100%

Income tax provision (benefit)
Current income taxes	21,880	(13,529)	+	>100%
Deferred income taxes	(6,940)	16,225	-	>100%

Consolidated net income	3,760	3,496	+	8%
Add: net loss attributable to noncontrolling interest	6,604	—		N/A

NET INCOME ATTRIBUTABLE TO DENBURY STOCKHOLDERS	10,364	3,496	+	>100%

Net income per common share:
Basic	0.03	0.01	+	>100%
Diluted	0.03	0.01	+	>100%

Weighted average common shares:
Basic	396,500	249,175	+	59%
Diluted	402,436	254,242	+	58%

Production (daily — net of royalties):
Oil (barrels)	64,914	37,342	+	74%
Gas (mcf)	69,130	46,015	+	50%
BOE (6:1)	76,435	45,012	+	70%

Unit sales price (including derivative settlements):
Oil (per barrel)	79.18	72.67	+	9%
Gas (per mcf)	7.24	3.90	+	86%
BOE (6:1)	73.79	64.27	+	15%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	81.26	72.56	+	12%
Gas (per mcf)	4.45	3.90	+	14%
BOE (6:1)	73.04	64.18	+	14%

	Three Months Ended
	December 31,			Percentage
	2010	2009		Change
Derivative contracts
Cash receipt on settlements	15,352	369	+	>100%
Non-cash fair value adjustment expense	(129,564)	(59,534)	+	>100%

Total expense from contracts	(114,212)	(59,165)	+	93%

Non-GAAP financial measure(1)
Net income attributable to Denbury stockholders (GAAP measure)	10,364	3,496	+	>100%
Non-cash fair value loss on derivative contracts (net of taxes)	80,330	36,911	+	>100%
Transaction costs and other related to the Encore merger (net of taxes)	8,071	5,423	+	49%
Early cash settlement of natural gas derivatives (net of taxes)	(6,225)	—		N/A
Increase in deferred tax expense due to rate increase	4,519	—		N/A
Adjustments attributable to noncontrolling interest	(10,125)	—		N/A

Adjusted net income excluding certain items (non-GAAP measure)	86,934	45,830	+	90%

Non-GAAP financial measure(1)
Consolidated net income (GAAP Measure)	3,760	3,496	+	8%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation, and amortization	111,624	61,178	+	82%
Deferred income taxes	(6,940)	16,225	-	>100%
Non-cash fair value derivative adjustments	129,564	59,534	+	>100%
Other	9,518	11,230	+	15%

Adjusted cash flow from operations (non-GAAP measure)	247,526	151,663	+	63%
Net change in assets and liabilities relating to operations	15,510	(27,498)	-	>100%

Cash flow from operations (GAAP measure)	263,036	124,165	+	>100%

Oil & natural gas capital investments	172,794	477,519	-	64%
Cash paid in Riley Ridge acquisition	132,257	—		N/A
CO2 and other products — capital investments	64,607	122,836	-	47%
Capitalized Interest	10,736	19,897	-	46%
Proceeds from sales of properties (including ENP)	548,043	213,364	+	>100%

BOE data (6:1)
Oil and natural gas revenues	73.04	64.18	+	14%
Gain on settlements of derivative contracts	2.18	0.09	+	>100%
Lease operating expenses	(18.66)	(20.34)	-	8%
Production taxes and marketing expense	(5.13)	(2.91)	+	76%

Production netback	51.43	41.02	+	25%
Non-tertiary CO2 operating margin	0.38	0.61	-	38%
General and administrative	(5.50)	(6.78)	-	19%
Transaction costs and other related to the Encore merger	(1.85)	(1.98)	-	7%
Net cash interest expense and other income	(6.79)	(1.94)	+	>100%
Current income taxes and other	(2.47)	5.69	-	>100%
Changes in assets and liabilities relating to operations	2.21	(6.64)	+	>100%

Cash flow from operations	37.41	29.98	+	25%

(1)	See “Non-GAAP Measures” at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Twelve Months Ended
	December 31,			Percentage
	2010	2009		Change
Revenues and other income:
Oil sales	1,661,380	778,836	+	>100%
Natural gas sales	131,912	87,873	+	50%
CO2 sales and transportation fees	19,204	13,422	+	43%
Gain on sale of interests in Genesis	101,537	—		N/A
Interest income and other	7,758	9,019	-	14%

Total revenues and other income	1,921,791	889,150	+	>100%

Expenses:
Lease operating expenses	486,923	326,132	+	49%
Production taxes and marketing expenses	129,046	42,484	+	>100%
CO2 discovery and operating expenses	8,212	4,649	+	77%
General and administrative	139,682	107,628	+	30%
Interest, net	176,113	47,430	+	>100%
Depletion, depreciation, and amortization	434,307	238,323	+	82%
Derivatives expense (income)	(23,833)	236,226	-	>100%
Transaction costs and other related to the Encore merger	92,271	8,467	+	>100%

Total expenses	1,442,721	1,011,339	+	43%

Income (loss) before income taxes	479,070	(122,189)	+	>100%

Income tax provision (benefit)
Current income taxes	33,194	4,611	+	>100%
Deferred income taxes	160,349	(51,644)	+	>100%

Consolidated net income (loss)	285,527	(75,156)	+	>100%
Less: net income attributable to noncontrolling interest	(13,804)	—		N/A

NET INCOME (LOSS) ATTRIBUTABLE TO DENBURY STOCKHOLDERS	271,723	(75,156)	+	>100%

Net income (loss) per common share:
Basic	0.73	(0.30)	+	>100%
Diluted	0.72	(0.30)	+	>100%

Weighted average common shares:
Basic	370,876	246,917	+	50%
Diluted	376,255	246,917	+	52%

Production (daily — net of royalties):
Oil (barrels)	59,918	36,951	+	62%
Gas (mcf)	78,057	68,086	+	15%
BOE (6:1)	72,927	48,299	+	51%

Unit sales price (including derivative settlements):
Oil (per barrel)	71.69	68.63	+	4%
Gas (per mcf)	6.45	3.54	+	82%
BOE (6:1)	65.81	57.48	+	14%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	75.97	57.75	+	32%
Gas (per mcf)	4.63	3.54	+	31%
BOE (6:1)	67.37	49.16	+	37%

	Twelve Months Ended
	December 31,			Percentage
	2010	2009		Change
Derivative contracts
Cash receipt (payment) on settlements	(31,612)	146,734	-	>100%
Non-cash fair value adjustment income (expense)	55,445	(382,960)	+	>100%

Total income (expense) from contracts	23,833	(236,226)	+	>100%

Non-GAAP financial measure(1)
Net income (loss) attributable to Denbury stockholders (GAAP measure)	271,723	(75,156)	+	>100%
Non-cash fair value loss (gain) on derivative contracts (net of taxes)	(34,376)	237,435	-	>100%
Transaction costs and other related to the Encore merger (net of taxes)	60,060	5,531	+	>100%
Early cash settlement of natural gas derivatives (net of taxes)	(6,225)	—		N/A
Gain on sale of interest in Genesis (net of taxes)	(62,953)	—		N/A
Increase in deferred tax expense due to rate increase	11,591	—		N/A
Cumulative effect of CO2 accounting policy revision (net of taxes)	(5,964)	—		N/A
Interest on newly issued debt one month prior to merger (net of taxes)	4,263	—		N/A
Founder’s retirement compensation (net of taxes)	—	6,200	-	100%
Adjustments attributable to noncontrolling interest	(8,283)	—	-	>100%

Adjusted net income excluding certain items (non-GAAP measure)	229,836	174,010	+	32%

Non-GAAP financial measure(1)
Consolidated net income (loss) (GAAP measure)	285,527	(75,156)	+	>100%
Adjustments to reconcile to cash flow from operations
Depletion, depreciation, and amortization	434,307	238,323	+	82%
Deferred income taxes	160,349	(51,644)	-	>100%
Non-cash fair value derivative adjustments	(55,445)	382,960	-	>100%
Other	(50,439)	45,554	-	>100%

Adjusted cash flow from operations (non-GAAP measure)	774,299	540,037	+	43%
Net change in assets and liabilities relating to operations	81,512	(9,438)	-	>100%

Cash flow from operations (GAAP measure)	855,811	530,599	+	61%

Oil & natural gas capital investments (excluding Encore merger)	697,246	796,146	-	12%
Cash paid in Encore merger, net of cash acquired	814,984	—		N/A
Cash paid in Riley Ridge acquisition	132,257	—		N/A
CO2 and other products — capital investments	301,092	666,372	-	55%
Capitalized Interest	66,815	68,596	-	3%
Proceeds from sales of properties (including ENP)	1,458,029	516,814	+	>100%
Proceeds from sale of interest in Genesis	162,619	—		N/A
Cash and cash equivalents	381,869	20,591	+	>100%
Total long-term debt (principal amount excluding capital leases and pipeline financings)	2,176,350	1,076,350	+	>100%
Financing leases	248,519	250,252	-	1%
Total stockholders’ equity	4,380,707	1,972,237	+	>100%
BOE data (6:1)
Oil and natural gas revenues	67.37	49.16	+	37%
Gain (loss) on settlements of derivative contracts	(1.19)	8.32	-	>100%
Lease operating expenses	(18.29)	(18.50)	-	1%
Production taxes and marketing expense	(4.85)	(2.41)	+	>100%

Production netback	43.04	36.57	+	18%
Non-tertiary CO2 operating margin	0.41	0.50	-	18%
General and administrative	(5.25)	(6.11)	-	14%
Transaction costs and other related to the Encore merger	(3.47)	(0.48)	+	>100%
Net cash interest expense and other income	(5.67)	(2.14)	+	>100%
Current income taxes and other	.03	2.30	-	99%
Changes in assets and liabilities relating to operations	3.06	(0.54)	-	>100%

Cash flow from operations	32.15	30.10	+	7%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted net income excluding certain items is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items. The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc., a Delaware corporation, is a growing independent oil and natural gas company. The Company is the largest oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast Regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling, and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including values relating to the Company’s proved reserves the Company’s potential reserves from its tertiary operations, forecasted 2011 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2011 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com